Exhibit 99.1

FOR IMMEDIATE RELEASE:
CONTACT:
Spencer L. Sterling, President & CEO	Carl Hymans	Tony Schor or Meredith Philipp
DDS Technologies USA, Inc.	G. S. Schwartz & Co.	Investor Awareness, Inc.
561-750-4450	212-725-4500	(847) 945-2222
	carlh@schwartz.com	tony@investorawareness.com Meredith@investorawareness.com

DDS TECHNOLOGIES USA, INC. ANNOUNCES MARKETING AND LICENSE

AGREEMENT WITH XETHANOL CORPORATION

BOCA RATON, FL–October 21, 2005–DDS Technologies USA, Inc. (OTCBB: DDSU), www.ddstechusa.com, today announced the signing of a Marketing and License Agreement with Xethanol Corporation and the settlement of their existing litigation.

Under the terms of the agreement, DDS USA has granted Xethanol a license to deploy DDS USA’s patented dry disaggregation technology in Xethanol’s ethanol production facilities to extract materials from agricultural commodities including corn and cellulosic biomass to be used as ethanol production feedstock. Pursuant to the agreement, Xethanol will purchase machines from DDS USA at negotiated prices and pay DDS USA royalties on the sale of ethanol and by-products produced from feedstock generated by the DDS machines.

In addition, DDS USA has granted Xethanol an exclusive license, with certain exceptions, to market DDS USA’s dry disaggregation technology to the ethanol industry in the USA. Xethanol will earn a fee for its marketing and sales efforts, based on the sales of DDS USA’s machines. DDS USA will not appoint any other party to perform similar services, if Xethanol meets certain minimum machine sales requirements in 2006 and 2007.

Xethanol will immediately order from DDS USA one machine to be installed in its Blairstown, Iowa ethanol production facility. The initial machine will facilitate the integration of the DDS technology into the biomass to ethanol production process and provide a demonstration unit for Xethanol’s marketing and sales efforts.

DDS USA and Xethanol had been engaged in litigation regarding a Pre-Formation Agreement previously entered into by the two companies. The dispute has now been amicably settled. The parties have entered into a Mutual Release, pursuant to which each party discharges the other from all claims and liabilities and the parties have agreed to dismiss all pending litigation proceedings. As part of the settlement, DDS USA issued 200,000 shares of its stock to Xethanol.

Spencer Sterling, President & CEO of DDS USA said, “I am delighted that we and Xethanol have settled our dispute and agreed to work together to promote and market our respective technologies in the ethanol industry. We are excited by the opportunities of what we expect to be a mutually beneficial association with Xethanol and its potential to generate revenue in the future. We continue to make significant progress in the commercialization of our patented DDS technology, which we are hopeful will be a growing source of revenue.”

Christopher d’Arnaud Taylor, Chairman & CEO of Xethanol Corporation said, “I am enthusiastic at the opportunity to work with DDS USA to help meet our nation’s need for energy independence.

We are committed to bringing cutting edge technologies towards solving this problem. Integration of the DDS process for extracting valuable fractions from biomass material with Xethanol’s own proprietary fermentation technologies will advance the development of a new generation small footprint ethanol production platform targeted at improving the economics of starch and biomass based ethanol plants.”

ABOUT XETHANOL CORPORATION

Xethanol Corporation seeks to become a leader in the emerging biomass-to-ethanol industry. Xethanol’s mission is to convert biomass that is currently being abandoned or land filled into ethanol and other valuable co-products, such as xylitol. Xethanol’s strategy is to deploy proprietary bio-technologies that will extract and ferment the sugars trapped in these biomass waste concentrations. Xethanol’s goal is to produce ethanol and valuable co-products more cost effectively with ethanol plants located closer to biomass sources. In Iowa, Xethanol owns and operates two ethanol production facilities, where it is deploying these technologies. For more information about Xethanol, please visit its website at http://www.xethanol.com

ABOUT DDS TECHNOLOGIES

DDS Technologies USA, Inc. holds the rights to a processing technology which maximizes the net output of a broad spectrum of organic products. The DDS System utilizes a new longitudinal micrometric separator, along with other technologies, to micronize and separate various fractions (proteins, fiber, starch, etc.) and converts processing waste streams into value added products for further processing or resale. The DDS technology is a unique process whereby fragments of organic and inorganic matter are “crushed to collision” through violent accelerations and decelerations causing the disaggregation of the structure. As part of the process, the matter is separated into the various fractions contained therein. The technology can also be applied to inorganic products. DDS Technologies USA, Inc. is a development stage company, which owns the patent for the DDS dry disaggregation system in the USA and has patents pending worldwide.

Certain statements in this press release that involve expectations or intentions (such as those relating to future revenue, deployments or planned operations) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The information in this press release is based on current expectations and assumptions, and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks include, among others, general business and economic conditions, competitive actions, continued acceptance of products and services and dependence on third party performance as well as the risks and uncertainties referred to in DDS Technologies USA’s current filings with the Securities and Exchange Commission. The reader should not place undue reliance on such forward-looking statements. DDS Technologies USA does not assume any obligation to update such forward-looking statements.